SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________
FORM 8-K
______________

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2012

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Charter Communications, Inc. (the “Company”) previously announced that it will open an office in the New York City metro area later this year to house a limited number of senior executives. Named Executive Officer Christopher L. Winfrey, Executive Vice President and Chief Financial Officer of the Company, has accepted the offer of a relocation package from the Company to relocate from Missouri to the New York City metro area.

Mr. Winfrey's relocation package provides that he be granted 6,600 restricted stock units pursuant to the Company's 2009 Stock Incentive Plan on August 3, 2012, vesting (i) one-third on December 31, 2012 subject to the completion of either (y) the sale of Mr. Winfrey's Missouri residence or (z) Mr. Winfrey's relocation to the New York City metro area, (ii) one-third on the eighteen-month anniversary of the date of grant and (iii) one-third on the thirtieth-month anniversary of the date of grant.

In addition, Mr. Winfrey will receive a relocation package, a summary of the material terms of which includes:

•	Moving assistance, including the shipment of household goods;

•	Temporary living expenses of up to 90 days;

•	Home purchase assistance of up to 2% of closing costs;

•	Home sales assistance of the reimbursement for closing costs and commission;

•	Up to $200,000 in the event the sale of Mr. Winfrey's Missouri home is at a price below the cost basis of the Missouri home; and

•	Duplicate mortgage payment coverage of up to six months' mortgage reimbursement for the lower of the two mortgage payments.

The relocation package includes an income tax gross up. Upon his relocation, Mr. Winfrey will also receive a $250,000 relocation bonus subject to a requirement to repay the Company a pro rata amount of such bonus if Mr. Winfrey voluntarily leaves the Company or is terminated for cause within twenty-four months of his receipt of such bonus, and Mr. Winfrey will enter into an amended and restated employment agreement with the Company providing for a term to expire December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Date: August 3, 2012		Chief Accounting Officer